UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 28, 2017

TRIPADVISOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35362	80-0743202
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 1st Avenue Needham, MA 02494	02494
(Address of principal executive offices)	(Zip code)

(781) 800-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 28, 2017, TripAdvisor, LLC (the “Company”) entered into an Amendment to Employment Agreement with respect to the Employment Agreement of Stephen Kaufer, President and Chief Executive Officer, to, among other things, provide that:

-	Mr. Kaufer’s annual base salary will be increased from $700,000 to $800,000, effective January 1, 2018;

-	The term of Mr. Kaufer’s employment will be extended to March 31, 2023; and

-	A non-renewal of the Employment Agreement or expiration of the term will be treated as a Termination of Employment without Cause or resignation for Good Reason not in connection with a Change in Control, entitling Mr. Kaufer to benefits under his Employment Agreement.

In connection with the above-described amendment to Mr. Kaufer’s Employment Agreement, effective November 28, 2017 (the “Grant Date”), the Section 16 Committee of the Board of Directors of TripAdvisor, Inc., a Delaware corporation (“TripAdvisor”), granted to Mr. Kaufer the following equity awards, pursuant to the terms of TripAdvisor’s Amended and Restated 2011 Stock and Annual Incentive Plan:

-	restricted stock units to receive up to a maximum of 266,250 shares of common stock, $0.001 par value per share of TripAdvisor (the “Common Stock”), based on TripAdvisor’s total shareholder return (as defined in the applicable award document, “TSR”) performance over the period commencing January 1, 2018 through December 31, 2020 relative to the TSR performance of the Nasdaq Composite Total Return Index.

-	restricted stock units to receive up to a maximum of 266,250 shares of Common Stock based on the extent to which TripAdvisor and/or Mr. Kaufer achieve certain financial and/or strategic performance metrics relative to the targets established by TripAdvisor’s Compensation Committee. One quarter of the restricted stock units may vest and settle annually based on actual performance relative to the targets established for each of the four fiscal years ending December 31, 2018; December 31, 2019; December 31, 2020 and December 31, 2021. Although the actual performance metrics, targets and weightings have not yet been established, it is currently contemplated that the performance metrics will be based on one-year financial and/or strategic goals to be established each year.

-	a nonqualified stock option (“Option”) to purchase 780,000 shares of Common Stock. The exercise price for the Option shall be $34.71, the closing price of the Common Stock as reported on The Nasdaq Stock Market on the Grant Date. The Option shall vest in equal installments on each of August 1, 2021 and August 1, 2022, subject to Mr. Kaufer’s continuous employment with, or performance of services for, TripAdvisor or one of its subsidiaries or affiliates and his being in good standing through each vesting date.

-	restricted stock units to receive 426,000 shares of Common Stock vesting in two equal annual installments on each of August 1, 2021 and August 1, 2022, subject to Mr. Kaufer’s continuous employment with, or performance of services for, TripAdvisor or one of its subsidiaries or affiliates and his being in good standing through each vesting date.

While TripAdvisor typically makes equity grants to its executive officers annually, the size of this equity grant is being made in recognition of, among other things, the fact that (i) Mr. Kaufer last received a significant equity grant in respect of long-term incentive compensation in August 2013, and (ii) the Section 16 Committee does not currently contemplate that Mr. Kaufer would be eligible for another equity grant in respect of long-term incentive compensation until August 2021.

Effective November 28, 2017, the Company entered into an Amendment to Employment Agreement with respect to the Employment Agreement of Ernst Teunissen, Chief Financial Officer and Senior Vice President, to, among other things, provide that:

-	The term of Mr. Teunissen’s employment will be extended to March 31, 2021;

-	Upon a Termination of Employment without Cause or Resignation for Good Reason not in connection with a Change in Control, the Company will continue to pay Mr. Teunissen’s base salary through the longer of (x) 12 months following such termination date, or (y) the remaining term of the Employment up to a maximum of 18 months; and

-	A non-renewal of the Employment Agreement or expiration of the term will be treated as a Termination of Employment without Cause or resignation for Good Reason not in connection with a Change of Control, entitling Mr. Teunissen to benefits under his Employment Agreement.

The foregoing description of the Amendments to Employment Agreements and equity awards is summary in nature and is qualified in their entirety by the text of the respective Amendments to Employment Agreements and equity award documents, all of which will be filed as exhibits to TripAdvisor’s Annual Report on Form 10-K for the year ended December 31, 2017.

Terms not otherwise defined herein shall have the meaning ascribed to them in the Amendments to Employment Agreements, the underlying Employment Agreements and/or the equity award documents, as appropriate.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

By:	/s/ Seth J. Kalvert
Seth J. Kalvert Senior Vice President, General Counsel and Secretary

Dated: November 30, 2017

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